SALE AND PURCHASE AGREEMENT
                              AND
                        ESCROW AGREEMENT


           This Agreement, dated as of August 29, 1997, is made by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Seller"), and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Buyer") with reference to the recitals set forth in Article I below and constitutes (i) a contract of sale and purchase between the parties and (ii) an escrow agreement between Seller, Buyer and FIRST AMERICAN TITLE INSURANCE COMPANY ("Escrow Agent"), the consent of which appears at the end hereof.


                           ARTICLE I
                            RECITALS

          1.1 Real Property. Seller owns and holds fee title to that certain land (the "Land") described in Exhibit A attached hereto, together with all improvements (the "Improvements") located thereon known as South Bay Technology Center and located at 680 and 690 Knox Street, Los Angeles, California, (collectively, the "Real Property").

           1.2 Personal Property. In connection with the Real Property, Seller has (i) obtained certain governmental permits and approvals, (ii) obtained certain contractual rights and other intangible assets, and (iii) acquired certain other items of tangible personal property more completely described in Exhibit B (collectively, the "Personal Property"). The Real Property and the Personal Property are collectively referred to as the "Property."

          1.3 Purchase and Sale. Seller now desires to sell and Buyer now desires to purchase all of Seller's right, title and interest in and to the Property, upon the terms and covenants and subject to the conditions set forth below.


                           ARTICLE II
                         PURCHASE PRICE

           2.1 Price. In consideration of the covenants herein contained, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property for a total purchase price of Six Million Four Hundred Thousand Dollars ($6,400,000) (the "Purchase Price"), which Buyer shall, at or before the Closing (as defined in Section 8.1), deliver to Escrow Agent, by bank wire transfer of immediately available funds. The Purchase Price received by Seller at Closing shall be adjusted to reflect prorations and other adjustments pursuant to Section 9.1.



                          ARTICLE III
                       OPENING OF ESCROW

           Buyer and Seller have opened an escrow with Escrow Agent. Upon the mutual execution of this Agreement, Buyer and Seller shall deposit with Escrow Agent fully executed counterparts of this Agreement for use as escrow instructions. If required by Escrow Agent, Buyer and Seller further agree to execute Escrow Agent's usual form of supplemental escrow instructions for transactions of this type as Escrow Agent may reasonably request and as are reasonably acceptable to Buyer and Seller and as are not inconsistent with the provisions of this Agreement; provided, however, that such escrow instructions shall be for the purpose of implementing this Agreement, and such instructions shall incorporate this Agreement by reference and shall specifically provide that no provision thereof shall have the effect of modifying this Agreement unless it is so expressly stated and initialed on behalf of Buyer and Seller.


                           ARTICLE IV
             CONDITIONS TO THE PARTIES' OBLIGATIONS

          4.1 Escrow Agent. Escrow Agent shall not be concerned with this Section nor have any responsibility therefor.

           4.2   Conditions  to Buyer's Obligation  to  Purchase.
Buyer's obligation to purchase is expressly conditioned upon each of the following:

            (a)   Performance  by  Seller.   Performance  in  all
material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

          (b) Delivery of Title and Possession. Delivery at the Closing of (i) the Deed (as defined in Section 6.1(a)) and issuance of the Title Policy (as defined in Section 8.1(b)) showing title in Buyer in the condition described in Section 8.1(b), and (ii) possession as provided in Section 17.1.

          (c) Seller's Representations. The representations and warranties by Seller set forth in Section 13.2 being true and correct in all material respects as of the Closing.

           (d) Tenant Estoppels. Delivery at the Closing of estoppel letters (the "Estoppel Letters"), which except in the case of leases to agencies or departments of the State of California, shall be in substantially the form annexed hereto as Exhibit G, from tenants under Leases representing not less than seventy-five percent (75%) of the leased square footage of the Property and, in any event, including responses from Pitney Bowes, Inc., Carnet Holding Corporation and RE Harrington, Inc.; provided, however, that if Seller is unable to obtain the Estoppel Letters prior to the Scheduled Closing Date, Seller shall be entitled to adjourn the Closing for up to thirty (30) days to attempt to obtain the Estoppel Letters; and provided, further, that, if Seller is unable to obtain any of the Estoppel Letters, Seller shall be entitled (but shall not be obligated) to satisfy the closing condition with respect thereto by providing, in lieu thereof, Seller's representations as to the matters addressed in the missing Estoppel Letters, subject, however, to the limitations contained in Sections 13.4 and 18.15 hereof.

           (e)   Shell Indemnity.  Delivery at the Closing of  an
Indemnification Agreement, substantially in the form attached hereto as Exhibit M, executed by Shell Oil Company in favor of Buyer.

            4.3   Conditions  to  Seller's  Obligation  to  Sell.
Seller's obligation to sell is expressly conditioned upon each of the following:

          (a) Performance by Buyer. Performance in all material respects of the obligations and covenants of, and deliveries required of, Buyer hereunder.

           (b)   Receipt  of  Purchase  Price.   Receipt  of  the
Purchase Price and any adjustments due Seller under Article IX at the Closing in the manner herein provided.


                           ARTICLE V
               BUYER'S DELIVERIES TO ESCROW AGENT

           5.1   Purchase Price.  Buyer shall deliver  to  Escrow
Agent the Purchase Price as set forth in Article II, subject to adjustments and prorations in accordance with Article IX.

           5.2   Deliveries.   Buyer  shall,  at  or  before  the
Closing, deliver to Escrow Agent each of the following:

          (a)  Assignment of Leases and Contracts.  Four executed
counterparts  of  the  Assignment  and  Assumption   of   Leases,
Contracts and Other Property Interests (the "Assignment of Leases and Contracts") in the form of Exhibit C.

           (b) Bill of Sale. Four executed counterparts of a bill of sale (the "Bill of Sale") in the form of Exhibit F, pursuant to which Seller shall convey and transfer to Buyer all of its right, title and interest in and to the Personal Property.

           (c) Cash B Prorations. The amount, if any, required of Buyer under Article IX.

           5.3 Failure to Deliver. The failure of Buyer to make any delivery required above by the date, or within the time, set forth above shall constitute a default hereunder by Buyer.


                           ARTICLE VI
              SELLER'S DELIVERIES TO ESCROW AGENT

           6.1   Delivery  of Instruments and Documents.   Seller
shall, at or before the Closing, deliver to Escrow Agent the following instruments and documents:

          (a) Deed. A grant deed (the "Deed"), substantially in the form annexed hereto as Exhibit L, with respect to the Real Property, executed and acknowledged by Seller, pursuant to which Seller shall convey title to the Real Property subject to the following (collectively, the "Permitted Encumbrances"):

                     (1)  Non-delinquent real property taxes  and
          all assessments and unpaid installments thereof which are not delinquent.

                      (2)   The  leases  affecting  the  Property
          enumerated in Exhibit D and any leases executed in accordance with this Agreement after the date hereof (collectively, the "Leases"), and the rights of the tenants thereunder.

                    (3)  Any other lien, encumbrance, easement or
          other  exception  or  matter  voluntarily  imposed   or
          consented to by Buyer prior to or as of the Closing.

                    (4) All exceptions to title disclosed in the Title Policy (as defined in Section 8.1).

                      (5)    Exceptions   and  matters   normally
          contained in the standard printed form of American Land
          Title Association extended coverage owner's policy.

                    (6) Any matters shown on the survey, if any, delivered in accordance with Section 7.1, or which a visual inspection of the Property would reveal.

          (b) Assignment of Leases and Contracts. Four executed counterparts of the Assignment of Leases and Contracts, together with original executed counterparts (or copies if originals are not in Seller's possession) of the Leases and the service contracts, equipment leases, maintenance agreements and other contracts affecting the Property enumerated in Exhibit E (the "Contracts") assigned thereby.

           (c) Bill of Sale. Four executed counterparts of the Bill of Sale.

           (d)   Tenant  Estoppels.   The  Estoppel  Letters  (as
defined in Section 4.2(d)).

           (e)  Notices to Tenants.  Notices signed by Seller (or
Seller's manager for the Improvements) addressed to each tenant under each Lease in the form of Exhibit H.

          (f) FIRPTA Affidavit. Executed copies of an affidavit in the form of Exhibit I, with respect to the Foreign Investment in Real Property Tax Act.

           (g)   California  Form  590 RE.   Executed  copies  of
California Franchise Tax Board Form 590 RE in the form of Exhibit
K.

           (h) Cash B Prorations. The amount, if any, required of Seller under Article IX.

          6.2 Failure to Deliver. The failure of Seller to make any delivery required above by the date, or within the time, set forth above shall constitute a default hereunder by Seller.


                          ARTICLE VII
                   INVESTIGATION OF PROPERTY

           7.1 Delivery of Documents. On or before the date of this Agreement, Seller has delivered to Buyer all items listed on Exhibit J attached hereto and Buyer hereby confirms receipt of same.

           7.2   Physical Inspection of Property.  Buyer  acknowl
edges   and   agrees  that  Buyer  has  completed  all   physical
inspection, testing and survey of the Property required by Buyer and Buyer's representatives, agents and designees.

           Buyer hereby agrees to indemnify and hold harmless Seller, SSR Realty Advisors, Inc. and the pension fund or other investors on whose behalf Seller is acting, from and against any mechanics' lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys' fees) arising out of any such inspections, tests or survey conducted by Buyer, its representa tives, agents or designees. The provisions of this Section 7.2 shall survive the termination of this Agreement or the Closing hereunder.



                          ARTICLE VIII
                          THE CLOSING

           8.1 Date and Manner of Closing. Escrow Agent shall close the escrow (the "Closing") as soon as all conditions to closing contained in this Agreement have been satisfied which shall in any event be no later than August 28,1997 (the "Final Closing Date"), time being of the essence (subject only to Seller's remedy period under Section 4.2(d) actually extending beyond such date and Seller's cure rights under Section 15.2, in which event Seller will give Buyer not less than three business days notice of the date of Closing), by (i) filing for record the Deed and such other documents as may be necessary to procure the Title Policy, (ii) delivering the Purchase Price to Seller in the form of a bank wire transfer of immediately available funds, and
(iii) delivering funds and documents as set forth in Article X entitled "Distribution of Funds and Documents," WHEN AND ONLY WHEN each of the following conditions has been satisfied:

           (a) Funds and Documents. All funds and instruments required to be delivered to Escrow Agent pursuant to Articles V and VI have been so delivered to Escrow Agent.

          (b) Title Insurance. The Title Company is prepared to issue a standard American Land Title Association owner's policy of title insurance (the "Title Policy") with liability in the amount of the Purchase Price, insuring that fee title to the Real Property vests in Buyer subject to the Permitted Encumbrances.

          8.2 Additional Title Insurance. Buyer may, at Buyer's option, direct Title Company to issue additional title insurance endorsements and extended coverage and extended coverage, if Buyer pays for the extra cost of such additional endorsements and provided that Title Company's failure to issue any such additional endorsements shall not affect Buyer's obligations under this Agreement.

           8.3 Delay in Closing; Authority to Close. If Escrow Agent cannot close the escrow on or before the Final Closing Date, it will, nevertheless, close the same when all conditions have been satisfied or waived, notwithstanding that one or more of such conditions has not been timely performed, unless after the Final Closing Date and prior to the close of the escrow, Escrow Agent receives a written notice to terminate the escrow and this Agreement from a party who, at the time such notice is delivered, is not in default hereunder. The exercise of such right of termination, any delay in the exercise of such right, and the return of monies and documents, shall not affect the right of the party giving such notice of termination to pursue remedies permitted under Article XII for the other party's breach of this Agreement. In addition, the giving of such notice, the failure to object to termination of the escrow or the return of monies and documents shall not affect the right of the other party to pursue other remedies permitted under Article XII for the breach of the party who gives such notice.


                           ARTICLE IX
             PRORATION, FEES, COSTS AND ADJUSTMENTS

           9.1 Prorations. (a) On or before the Closing, Buyer and Seller shall agree on the amounts of the prorations and inform Escrow Agent of such amounts. In accordance therewith, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 11:59 p.m. the day prior to the Closing, all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation:
(i) all real property taxes on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation); (ii) rents and other tenant payments, if any, received under the Leases; (iii) delinquent rentals and other tenant payments, if any, not more than 30 days overdue under the Leases; (iv) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account, in which event Buyer shall open its own account and the respective charges shall not be prorated; (v) amounts prepaid and amounts accrued but unpaid on service contracts and management contracts which are to be assumed by Buyer; and (vi) amounts, if applicable, pursuant to Section 18.16.

           At the Closing Buyer shall pay or reimburse Seller for all leasing commissions, tenant improvement costs and other charges payable by reason of or in connection with any Lease entered into after July 7, 1997 or any renewal, modification or extension of an existing Lease after such date.

           Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer after deducting the reasonable out-of-pocket expenses of collection thereof, and this apportionment obligation shall survive the Closing.

           At the Closing, Seller shall deliver to Buyer all security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by Seller under the Leases (other than those then permitted to be applied by Landlord against outstanding obligations).

           Delinquent rentals and other tenant payments more than 30 days overdue, if any, shall not be prorated and all rights thereto shall be retained by Seller who reserves the right to collect and retain such delinquent rentals and payments, provided that any legal proceedings initiated by Seller with respect to the collection thereof shall be subject to Buyer's approval not to be unreasonably withheld or delayed. If at any time after the Closing Buyer shall receive any such delinquent rentals or payments (all of which Buyer shall use its best efforts to obtain), Buyer shall immediately remit such rents and payments to Seller, provided that any monies received by Buyer from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable. If any tenants are required to pay percentage rent, additional rent or escalation charges for real property taxes, operating expenses or other charges, Seller and Buyer shall at the Closing reasonably estimate the unpaid amount thereof attributable to any period prior to the Closing and Buyer shall pay such amount to Seller at the Closing.

           (b) (i) If any rents (including cost reimbursement payments) are payable or accruable under the Leases on the basis of estimates or formulae and are subject to adjustment after the Closing Date, such rents shall be apportioned at the Closing to the extent collected on the basis of the then current charges or accruals, as applicable, and shall be subject to reapportionment on the basis of the amounts as finally determined to be owing under the Leases. Apportionment of escalation rent shall be made on the basis of a 365-day year and the actual number of days elapsed. At the end of the fiscal year following Closing, Buyer shall prepare and submit to Seller a final calculation of the amounts and other items to be apportioned pursuant to this Agreement as of the Closing Date (the "Final Report"). Seller shall raise any objections it has to the Final Report within thirty (30) days after the submission thereof by written notice to Buyer given within said thirty (30) day period and stating in reasonable detail Seller's objections, and Buyer shall allow Seller and its authorized representatives reasonable access during business hours to its books and records pertinent to the Property to permit Seller to review the Final Report and to ascertain its accuracy.

           (ii) If Seller shall raise any objections to the Final Report as provided above, the parties shall meet within ten (10) days after submission of Seller's notice thereof and attempt to resolve such objections. If any objections are not resolved within said ten (10) day period, such objections may thereafter be submitted by either party to Price Waterhouse LLP (or if it shall fail or refuse to serve such other "Big Six" accounting firm as mutually acceptable to Seller and Buyer) for determination. The determination of such firm shall be final and conclusive on the parties and judgment may be entered thereon in any court of competent jurisdiction. The rules of the American Arbitration Association applicable to commercial arbitrations shall apply to any such arbitration.

           (iii) The Final Report shall be deemed amended by agreement of the parties or determination of such firm, and, within ten (10) days after such agreement or determination, Buyer shall bill the tenants therefor. Thereafter, Seller promptly shall pay to Buyer, or Buyer shall pay to Seller promptly upon collection, as the case may be, the amount determined to be due from such party to the other in accordance with this Section 8 based upon the Final Report, as the same may have been amended; provided, however, if the Final Report as so amended or determined shall evidence a net amount due from one party to the other of less than $10,000, no settlement of such amount due shall be required.

           (iv) If a determination is required, the parties shall
bear   the   fees   and  expenses  of  the  firm  handling   such
determination equally.

           (c)   The obligations of the parties hereto under this
Section 9.1 shall survive the Closing.

           9.2 Seller's Closing Costs. Seller will pay (i) the documentary transfer tax, in the amount Escrow Agent determines to be required by law, (ii) one-half of Escrow Agent's escrow fee or escrow termination charge, (iii) Seller's own attorneys' fees,
(iv) the cost of the Title Report and the title premium for the Title Policy, and (v) taxes and any other costs incurred in recording the Deed or any other instruments other than the documentary transfer tax.

           9.3 Buyer's Closing Costs. Buyer will pay (i) one-half of Escrow Agent's escrow fee or escrow termination charge, (ii) the cost of any other title insurance endorsements and extended coverage ordered by Buyer, (iii) the cost of any new survey of the Property or any update of any existing survey,
(iv) any costs incurred in connection with Buyer's investigation of the Property pursuant to Article VII, and (v) Buyer's own attorneys' fees.


                           ARTICLE X
              DISTRIBUTION OF FUNDS AND DOCUMENTS

           10.1 Form of Disbursements. All disbursements by Escrow Agent shall be made by bank wire transfer to the account of the receiving party, as such pa to the
Property. Further, Seller agrees to provide such auditor a representation letter regarding the books and records of the Property, in a form reasonably acceptable to Seller, Buyer and Buyer's auditor, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards (but shall not thereby be deemed to have made any representation or warranty to Buyer or to any other third party).
          IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.


SELLER:                            BUYER:

METROPOLITAN LIFE INSURANCE        ARDEN REALTY LIMITED
  COMPANY                            PARTNERSHIP, a Maryland limited
                                          partnership

By:  SSR Realty Advisor,           By:  Arden Realty,Inc., a Maryland
     its  Investment Advisor              corporation, its general partner

     By:/s/ John F. Loehr               By:/s/ Richard S. Ziman
        Authorized Signatory          Name: Richard S. Ziman
                                      Title:CEO



                     CONSENT OF ESCROW AGENT


           The  undersigned  Escrow Agent hereby  agrees  to  (i)
accept  the foregoing Agreement, (ii) be escrow agent under  said
Agreement,  and  (iii)  be  bound  by  said  Agreement   in   the
performance of its duties as escrow agent.



                              By /s/ Patricia Pewthers
                                 Patricia Pewthers
                                      [Print Name]
                              Its Escrow Officer
                                         [Title]